Exhibit 99.1

Investors Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Successfully Concludes its CEO Search and
Appoints Timothy Harris as Chief Executive Officer, Effective October 1, 2006

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., August 3, 2006 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, announced today, that its Board of Directors has completed its search for a new chief executive officer to succeed T.H. Tan, who had previously announced his intention to retire by the end of 2006. The Board has appointed Timothy Harris, the Company’s chief operating officer, as the new chief executive officer effective October 1, 2006. Mr. Harris has been the Company’s chief operating officer since October of 2005 and has many years of executive leadership experience in the hard disk drive industry. Additionally, Mr. Harris has been appointed as a member of the Board of Directors effective October 1, 2006 to serve as a Class III Director in place of Mr. Tan who will be resigning as of such date.

T.H. Tan, Komag’s retiring chief executive officer, said, “I am very pleased that Tim has been appointed as the Company’s new chief executive officer. Since joining the Company, Tim has demonstrated his in-depth experience in leading world-wide operations and provided outstanding leadership during the Company’s continuing expansion of its manufacturing capacity. Tim also brings a significant industry background, which includes experience leading Seagate’s recording heads operations on site in Malaysia for several years.”

“Tim’s operational experience and industry knowledge are tremendous strengths and we are confident that Tim’s leadership will further Komag’s on-going commitment to technological innovation and manufacturing excellence,” said Dr. Richard Kashnow, Chairman of the Board of Directors of Komag.

The Company had previously announced in February 2006 that Mr. Tan planned to retire in late 2006. Mr. Tan intends to work closely with Mr. Harris, the Company’s management team and the Board of Directors to insure a seamless transition.

Prior to joining Komag, Mr. Harris, age 51, served as chief operating officer of iolon, a leading supplier of widely tunable lasers and other products for the telecom market. Prior to joining iolon, he spent ten years at Seagate in various senior management positions. Before joining Seagate, Mr. Harris held manufacturing and management positions at Conner Peripherals, Domain Technology and Memorex. Mr. Harris has an MBA degree from Santa Clara University and a BA degree from University of California, Santa Cruz.

About Komag

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.